Exhibit 99.1

One Horizon Group Launches Its Proprietary VoIP Technology in Africa
with Zimbabwe’s Leading Mobile Network Operator Econet Wireless

Application is live and fully integrated with secure mobile payment wallet EcoCash

LIMERICK, IRELAND -- (Marketwired) – 10/5/16 -- One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced launching its proprietary VoIP technology in Africa through a license agreement with Zimbabwe’s leading mobile network operator Econet Wireless. The application allows roamers to make high-quality phone calls home for approximately the same amount as a local call and is fully integrated with Zimbabwe’s leading secure mobile payment wallet, EcoCash. This is the first deployment in One Horizon’s initiative to deploy their technology throughout Africa with multiple carriers.

Econet Wireless is part of a diversified telecommunications group headquartered in South Africa and servicing Africa, Europe, South America, East Asia and Australia. Econet Wireless Zimbabwe is Zimbabwe’s largest mobile network operator with 9.2 million subscribers representing approximately 65% of the market.

One Horizon’s application with Econet Wireless is fully integrated with EcoCash, a secure mobile payment and transfer solution. Focused on person-to-person money transfers, the technology went live in 2011. Within 18 months of its launch, 31% of Zimbabwe’s adult population registered for the service. Today, EcoCash provides a savings account, international transfers, banking services, payroll services, and solutions for public transportation and retail. There are approximately 6 million EcoCash subscribers.

Brian Collins, CEO of One Horizon Group, stated, "After successfully launching our proprietary, low bandwidth, VoIP technology in the Philippines with Smart Communications, we are pleased to have established our presence in a new emerging market in Zimbabwe with its leading mobile network operator. Our white label application has been customized for the demand of Econet’s subscribers and fully integrated with EcoCash. It was very important to Econet that their subscribers who are traveling abroad could transfer money back home to their family seamlessly and without risk of transferring physical cash to top-up their mobile devices. Money is now transferred safely and securely, ensuring families can stay in contact for approximately the same rate as a local call. This feature gets the heart of how intimately involved we get with each carrier in each new market to ensure that their subscribers have all the features, benefits and flexibility they need.”

About Econet Wireless:

Econet Wireless (Pvt) Ltd is a provider of telecommunication services with 9.2 million registered subscribers. The company offers solutions in mobile wireless, Internet access and charging solutions as well as overlay services such as Ecofarmer, Ecocash and HPS. Econet launched its network in 1998, and has grown to be the largest provider of telecommunications and payment solutions in Zimbabwe..

About EcoCash:

EcoCash is an innovative mobile payment solution that enables Econet customers to complete simple financial transactions such as sending money to loved ones, buying prepaid airtime for themselves or other Econet subscribers and paying for goods and services.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 37 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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